EXHIBIT 23

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-63678 on Form S-8, Registration Statement No. 333-63676 on Form S-8, Registration Statement No. 333-35860 on Form S-8, Registration Statement No. 333-37636 on Form S-8, Registration Statement No. 333-50489 on Form S-8, Registration Statement No. 333-50487 on Form S-8, Registration Statement No. 333-50495 on Form S-8, Registration Statement No. 33-53709 on Form S-3, Registration Statement No. 333-74271 on Form S-3, Registration Statement No. 333-06735 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 33-59389 on Form S-8, Post-Effective Amendment No. 1 to Registration Statement No. 33-59475 on Form S-8 and Registration Statement No. 333-16555 on Form S-8 of our report dated January 21, 2003, incorporated by reference in this Annual Report on Form 10-K of Crane Co. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP

Stamford, Connecticut
March 7, 2003